Exhibit 99.1

Q4 news release FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2012

Calgary, February 1, 2013

Imperial Oil announces estimated fourth quarter financial and operating results

	Fourth quarter			Twelve months
(millions of dollars, unless noted)	2012	2011	%	2012	2011	%

Net income (U.S. GAAP)	1,076	1,005	7	3,766	3,371	12
Net income per common share
- assuming dilution (dollars)	1.26	1.18	7	4.42	3.95	12

Capital and exploration expenditures	1,793	1,178	52	5,683	4,066	40

Bruce March, chairman, president and chief executive officer of Imperial Oil, commented:

Imperial Oil made significant progress in advancing its growth strategy in 2012. Earnings in the fourth quarter were $1,076 million, an increase of seven percent compared with the corresponding 2011 period. Fourth quarter Downstream earnings were $549 million, the strongest single quarter earnings on record. Solid refining operations allowed us to capture strong mid-continent refining margins.

Earnings for the full year 2012 were $3,766 million, the second highest in our company’s history and up 12 percent from 2011. Both the Downstream and Chemical businesses achieved best-ever annual earnings of $1,772 million and $165 million, respectively.

We commenced commissioning of the Kearl initial development in the latter months of 2012, and good progress toward first oil continues today. Despite U.S. permitting and regulatory issues that continued for almost two years involving transportation of facility modules, our project team achieved industry-leading safety performance, and mitigated significant challenges, including an early onset of winter and exceptionally harsh weather during current start-up operations. We continue to focus on completing start-up safely, and expect production of mined diluted bitumen from the first froth treatment train in this quarter. Production will ramp up to 110,000 barrels a day over the next several months. The final cost for the Kearl initial development is expected to be $12.9 billion.

Together, the initial development and expansion projects will develop 3.2 billion barrels at a unit development cost of approximately $6.80 per barrel. This is up 10 percent from the prior estimate of $6.20 per barrel driven by the cost to re-sequence work from the module transportation issues and the early onset of winter and harsh weather during start-up of the Kearl initial development.

The Kearl expansion project, sanctioned in 2011 for $8.9 billion, will benefit substantially from the infrastructure provided by the initial development. We are making good progress and are currently ahead of schedule. Start-up of the expansion project is planned in 2015.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with coast-to-coast supply and retail service station networks.

Fourth quarter highlights

•	Net income was $1,076 million, compared with $1,005 million for the fourth quarter of 2011, an increase of seven percent.

•	Net income per common share on a diluted basis was $1.26, up seven percent from the fourth quarter of 2011.

•	Cash generated from operating activities was $1,647 million, an increase from $1,216 million in the fourth quarter of 2011, primarily due to deferred income tax effects.

•	A strong balance sheet was maintained, with total debt representing nine percent of capital at 2012 year-end.

•

Gross oil-equivalent barrels of production averaged 285,000 barrels a day versus 291,000 barrels in the same period last year. Lower production was due primarily to fourth quarter 2011 conventional gas producing property divestments, along with the cyclic nature of production at Cold Lake.

•

Safety performance – Imperial continues to make progress toward the safety objective of ‘nobody gets hurt’. In 2012, the company achieved its best-ever total workforce safety performance and exceptional Kearl contractor safety performance.

•	Kearl initial development – At the end of the fourth quarter of 2012, construction was complete and phased start-up activities were underway.

•

Kearl expansion and Cold Lake expansion project updates – At the end of the fourth quarter of 2012, the Kearl expansion project was 27 percent complete. The Nabiye project, 37 percent complete at the end of the fourth quarter, continued to progress with module construction underway and drilling completed on two of seven pads.

•

Imperial Oil to participate in Celtic Exploration acquisition – In December, Imperial announced it will participate as a 50 percent owner with ExxonMobil Canada in Celtic Exploration. The agreement is conditional upon approval by Celtic Exploration’s shareholders, which was received in December, and approval by Canadian regulatory authorities. Imperial’s acquisition of a 50 percent interest in Celtic will be for a consideration of $1.55 billion.

•

Beaufort Sea preliminary information package – Imperial and its joint venture partners, ExxonMobil Canada and BP Exploration Operating Company Limited, have begun community consultation regarding potential future exploration activities on offshore licenses in the Beaufort Sea. No business investment decision has been made at this time.

•

Dartmouth refinery – The marketing effort and evaluation of alternative options for the Dartmouth refinery and related terminals continues. Given that Imperial has received expressions of interest from multiple potential buyers, decision timing could extend beyond the first quarter and further into 2013.

•

Capital and exploration expenditures – Capital and exploration expenditures in 2012 of $5.7 billion were primarily funded by cash generated by Imperial’s businesses. The expenditures included continued investment in the Kearl and Nabiye growth projects, along with sustaining capital for Syncrude mining and tailing projects. In 2013, planned capital and exploration expenditures are expected to be about $7 billion, including $1.55 billion associated with Imperial’s 50 percent participation in the acquisition of Celtic, as the company enters its fourth year of a decade-long strategy to invest about $40 billion in growth projects.

Kearl initial development project update

At the end of the fourth quarter of 2012, construction of the Kearl initial development was complete and phased start-up activities were underway. Activities completed in the fourth quarter or currently progressing towards the planned start of production include:

•

All equipment modules have been set in place at the Kearl site. The issues associated with the transportation of modules, constructed in South Korea and moved through the United States, have been addressed through construction re-sequencing.

•	The operating organization is fully staffed and trained.

•	Mining operations have commenced and ore is being stockpiled adjacent to the ore processing plant, which is being commissioned.

•	Commissioning of the utilities systems is well advanced with start of the first boiler in early November and the second boiler in mid-December.

•	Ore preparation plant crusher and slurry preparation conveyors have been run-in in December.

•	Bitumen processing facilities (which use a proprietary technology that eliminates the need for an upgrader) are being readied for the introduction of solvent.

•	Diluent and natural gas supply systems are operational.

•	A new diluted bitumen pipeline connecting to markets is being commissioned.

Start-up of an operation of this size and scope is a sequential process involving multiple, integrated systems, and good progress towards first oil continues.

Imperial’s first priority is completing start-up activities safely, which includes mitigating the impacts of abnormally cold weather on both workers and equipment.

We expect production of mined diluted bitumen from the first froth treatment train in this quarter. Production will ramp up to 110,000 barrels a day over the next several months. The final cost for the Kearl initial development is expected to be $12.9 billion.

Fourth quarter 2012 vs. fourth quarter 2011

The company’s net income for the fourth quarter of 2012 was $1,076 million or $1.26 a share on a diluted basis, compared with $1,005 million or $1.18 a share for the same period last year.

Higher fourth quarter earnings were primarily attributable to higher mid-continent industry refining margins of about $275 million, lower royalty costs of about $150 million due to lower Upstream realizations and higher Syncrude volumes of about $70 million partially offset by lower Upstream realizations of about $255 million and higher Kearl production readiness expenditures of about $65 million. Fourth quarter earnings in 2011 also included a gain of about $110 million from asset divestments.

Upstream net income in the fourth quarter was $488 million versus $771 million in the same period of 2011. Earnings decreased primarily due to lower realizations of about $255 million. Other factors that contributed to lower earnings included higher Kearl production readiness expenditures of about $65 million, the impact of a stronger Canadian dollar of about $35 million and lower Cold Lake production of about $20 million. Fourth quarter earnings in 2011 also included a gain of about $110 million from conventional asset divestments. These factors were partially offset by lower royalty costs of about $150 million due to lower realizations and higher Syncrude volumes of about $70 million.

Prices for most of the company’s liquids production are based on West Texas Intermediate (WTI) crude oil, a common benchmark for mid-continent North American oil markets. Compared to the corresponding period last year, the average WTI crude oil price in U.S. dollars was lower by $5.83 a barrel or about six percent in the fourth quarter of 2012. Decreases in the company’s average realizations in Canadian dollars on sales of conventional and synthetic crude oils were in line with WTI. The company’s average bitumen realizations in Canadian dollars in the fourth quarter of 2012 decreased 23 percent to $55.90 a barrel as supply/demand imbalances of heavier crude oils in mid-continent North American markets widened the price spread between light crude oil and Cold Lake bitumen. The company’s average realizations on natural gas sales were lower by about nine percent in the fourth quarter in line with the decline in the average of 30-day spot prices for natural gas in Alberta.

Gross production of Cold Lake bitumen averaged 155 thousand barrels a day during the fourth quarter, versus 162 thousand barrels in the same period last year. Lower volumes were primarily due to the cyclic nature of production at Cold Lake.

The company’s share of Syncrude’s gross production in the fourth quarter was 75 thousand barrels a day, up from 63 thousand barrels in the fourth quarter of 2011. Higher volumes were primarily the result of lower maintenance activities.

Gross production of conventional crude oil averaged 20 thousand barrels a day in the fourth quarter, unchanged from the corresponding period in 2011.

Gross production of natural gas during the fourth quarter of 2012 was 187 million cubic feet a day, down from 240 million cubic feet in the same period last year. The lower production volume was primarily a result of the impact of divested producing properties.

Downstream net income was $549 million in the fourth quarter, $277 million higher than the fourth quarter of 2011. The fourth quarter earnings for 2012 were the best quarterly earnings on record, exceeding the record previously achieved in the third quarter of 2012. These results were primarily driven by solid refining operations that captured strong mid-continent refining margins.

Mid-continent North America industry refining margins continued to be strong in the fourth quarter of 2012. The overall cost of crude oil processed at three of the company’s four refineries followed the trend of WTI prices and Western Canadian crude oils. Canadian wholesale prices of refined products are largely determined by wholesale prices in adjacent U.S. regions, where wholesale prices are

Fourth quarter 2012 vs. fourth quarter 2011 (continued)

predominately tied to international product markets. Stronger industry refining margins are the result of the widened differential between product prices and cost of crude oil processed.

Chemical net income was $44 million in the fourth quarter, up from $11 million in the same quarter last year as a result of continuing strong polyethylene margins and sales volumes.

Net income effects from Corporate & Other were negative $5 million in the fourth quarter, compared with negative $49 million in the same period of 2011. Favourable effects were due to lower share-based compensation charges.

Cash flow generated from operating activities was $1,647 million in the fourth quarter, an increase of $431 million from the corresponding period in 2011. Higher cash flow was primarily due to deferred income tax effects.

Investing activities used net cash of $1,632 million in the fourth quarter, compared with $833 million in the same period of 2011. Additions to property, plant and equipment were $1,655 million in the fourth quarter, compared with $1,107 million during the same quarter 2011. Expenditures during the quarter were primarily directed towards the advancement of Kearl initial development and expansion. At the end of the fourth quarter of 2012, the construction of the initial development at Kearl was complete and phased startup was underway. Other investments included advancing the Nabiye expansion project at Cold Lake and capacity maintenance and environmental projects at Syncrude.

The company’s cash balance was $482 million at December 31, 2012, down from $1,202 million at the end of 2011.

Full year highlights

•	Net income was $3,766 million, up from $3,371 million in 2011.

•	Net income per common share increased to $4.42 compared to $3.95 in 2011.

•

Downstream and Chemical earnings were $1,772 million and $165 million respectively, the strongest annual earnings on record. These results have primarily been driven by strong refining margins resulting from the discounted mid-continent crude, higher polyethylene margins and higher Chemical sales volumes.

•	Cash generated from operations was $4,680 million, versus $4,489 million in 2011.

•

Gross oil-equivalent barrels of production averaged 282,000 barrels a day, compared to 297,000 barrels in 2011. Lower production was due primarily to the impact of divestment of natural gas assets completed in 2011.

•	Per-share dividends declared in the year totalled $0.48, up from $0.44 in 2011.

Full year 2012 vs. full year 2011

Net income in 2012 was $3,766 million or $4.42 a share on a diluted basis, versus $3,371 million or $3.95 a share in 2011.

Earnings increased primarily due to stronger industry refining margins of about $975 million and lower royalty costs of about $300 million. These factors were partially offset by the impacts of lower Upstream realizations of about $580 million, higher Kearl production readiness expenditures of about $125 million and higher refinery planned maintenance of about $80 million. Gains on asset divestments were also lower by about $85 million in 2012.

Upstream net income for the year was $1,888 million versus $2,457 million in 2011. Earnings were lower primarily due to the impacts of lower realizations of about $580 million, higher Kearl production readiness expenditures of about $125 million and lower Cold Lake volumes of about $75 million. Gains on asset divestments were also lower by about $85 million in 2012. These factors were partially offset by lower royalty costs of about $300 million due to lower realizations and higher conventional volumes of about $45 million.

Prices for most of the company’s liquids production are based on West Texas Intermediate (WTI) crude oil, a common benchmark for mid-continent North American oil markets. Compared to 2011, the average WTI crude price in U.S. dollars was lower by $0.96 a barrel or about one percent in 2012. The company’s Western Canadian liquids realizations were also impacted by market discounts caused by supply/demand imbalances in mid-continent North America. In 2012, the company’s conventional and synthetic crude oil realizations in Canadian dollars decreased by about nine percent and bitumen realizations in Canadian dollars decreased by about seven percent compared to 2011. The company’s average realizations on natural gas sales were lower by about 35 percent in 2012 in line with the decline in the average of 30-day spot prices for natural gas in Alberta.

Gross production of Cold Lake bitumen was 154 thousand barrels a day, compared with 160 thousand barrels in 2011. Lower volumes were primarily due to the cyclic nature of production at Cold Lake.

Full year 2012 vs. full year 2011 (continued)

During the year, the company’s share of gross production from Syncrude averaged 72 thousand barrels a day, unchanged from 2011.

Gross production of conventional crude oil averaged 20 thousand barrels a day in 2012, up from 18 thousand barrels in 2011 when third-party pipeline downtime reduced production at the Norman Wells field.

Gross production of natural gas was 192 million cubic feet a day, down from 254 million cubic feet in 2011. The lower production volume was primarily a result of producing properties divestments.

Downstream net income was $1,772 million, an increase of $888 million over 2011. Earnings in 2012 were the best annual earnings on record and were primarily due to stronger industry refining margins and partially offset by the unfavourable impact of a higher level of refinery planned maintenance activities compared with 2011.

Chemical net income was $165 million, up $43 million from 2011. Earnings in 2012 were the best annual earnings on record. Strong operating performance along with higher polyethylene margins and sales volumes were the main contributors to the increase.

In 2012, net income effects from Corporate & Other were negative $59 million, versus negative $92 million last year. Favourable effects were due to lower share-based compensation charges.

Key financial and operating data follow.

Forward-Looking Statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the price, supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; project schedules; commercial negotiations; the receipt, in a timely manner, of regulatory and third-party approvals; unanticipated operational disruptions; unexpected technological developments; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them.

The term “project” as used in this report does not necessarily have the same meaning as under SEC Rule 13q-1 relating to government payment reporting. For example, a single project for purposes of the rule may encompass numerous properties, agreements, investments, developments, phases, work efforts, activities and components, each of which we may also informally describe as a “project”.

Attachment I

IMPERIAL OIL LIMITED

FOURTH QUARTER 2012

	Fourth Quarter		Twelve Months
millions of Canadian dollars, unless noted	2012	2011	2012	2011
Net Income (U.S. GAAP)
Total revenues and other income	7,804	8,124	31,188	30,714
Total expenses	6,390	6,860	26,195	26,308
Income before income taxes	1,414	1,264	4,993	4,406
Income taxes	338	259	1,227	1,035
Net income	1,076	1,005	3,766	3,371
Net income per common share (dollars)	1.27	1.19	4.44	3.98
Net income per common share - assuming dilution (dollars)	1.26	1.18	4.42	3.95

Other Financial Data
Federal excise tax included in operating revenues	327	335	1,338	1,320
Gain/(loss) on asset sales, after tax	5	134	72	153
Total assets at December 31			29,364	25,429
Total debt at December 31			1,647	1,207
Interest coverage ratio - earnings basis (times covered)			238.8	260.2
Other long-term obligations at December 31			3,983	3,876
Shareholders’ equity at December 31			16,377	13,321
Capital employed at December 31			18,048	14,556
Return on average capital employed (a) (percent)			23.1	25.4
Dividends declared on common stock
Total	102	93	408	373
Per common share (dollars)	0.12	0.11	0.48	0.44
Millions of common shares outstanding
At December 31			847.6	847.6
Average - assuming dilution	850.3	852.6	851.1	853.6

(a)	Return on capital employed is the net income excluding after-tax cost of financing, divided by the average of beginning and ending capital employed.

Attachment II

IMPERIAL OIL LIMITED

FOURTH QUARTER 2012

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2012	2011	2012	2011
Total cash and cash equivalents at period end	482	1,202	482	1,202

Net income	1,076	1,005	3,766	3,371
Adjustment for non-cash items:
Depreciation and depletion	210	194	761	764
(Gain)/loss on asset sales	(8)	(174)	(94)	(197)
Deferred income taxes and other	330	98	619	71
Changes in operating assets and liabilities	39	93	(372)	480
Cash flows from (used in) operating activities (a)	1,647	1,216	4,680	4,489

Cash flows from (used in) investing activities	(1,632)	(833)	(5,238)	(3,593)
Proceeds from asset sales	17	270	226	314

Cash flows from (used in) financing activities	(2)	(101)	(162)	39

(a) Cash flows from operating activities was higher in the fourth quarter of 2012 when compared to the same period in 2011 primarily due to deferred income tax effects.

Cash flows from operating activities was higher in 2012 when compared to 2011 primarily due to deferred income tax effects and higher net income partially offset by working capital effects.

Attachment III

IMPERIAL OIL LIMITED

FOURTH QUARTER 2012

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2012	2011	2012	2011

Net income (U.S. GAAP)
Upstream	488	771	1,888	2,457
Downstream	549	272	1,772	884
Chemical	44	11	165	122
Corporate and other	(5)	(49)	(59)	(92)
Net income	1,076	1,005	3,766	3,371

Revenues and other income
Upstream	2,210	2,766	8,830	9,906
Downstream	6,996	6,975	27,761	26,756
Chemical	390	360	1,601	1,641
Eliminations/Other	(1,792)	(1,977)	(7,004)	(7,589)
Total	7,804	8,124	31,188	30,714

Purchases of crude oil and products
Upstream	702	976	3,056	3,581
Downstream	5,243	5,630	21,316	21,642
Chemical	265	282	1,115	1,222
Eliminations	(1,791)	(1,980)	(7,011)	(7,598)
Purchases of crude oil and products	4,419	4,908	18,476	18,847

Production and manufacturing expenses
Upstream	741	662	2,704	2,484
Downstream	372	352	1,569	1,451
Chemical	47	46	185	179
Eliminations	(1)	–	(1)	–
Production and manufacturing expenses	1,159	1,060	4,457	4,114

Capital and exploration expenditures
Upstream	1,725	1,127	5,518	3,880
Downstream	60	46	140	166
Chemical	1	1	4	4
Corporate and other	7	4	21	16
Capital and exploration expenditures	1,793	1,178	5,683	4,066

Exploration expenses charged to income included above	16	16	83	92

Attachment IV

IMPERIAL OIL LIMITED

FOURTH QUARTER 2012

Operating statistics	Fourth Quarter		Twelve Months
	2012	2011	2012	2011
Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels a day)
Cold Lake	155	162	154	160
Syncrude	75	63	72	72
Conventional	20	20	20	18
Total crude oil production	250	245	246	250
NGLs available for sale	4	6	4	5
Total crude oil and NGL production	254	251	250	255
Gross natural gas production (millions of cubic feet a day)	187	240	192	254

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	285	291	282	297

Net crude oil and NGL production (thousands of barrels a day)
Cold Lake	133	123	123	120
Syncrude	75	60	69	67
Conventional	15	15	15	13
Total crude oil production	223	198	207	200
NGLs available for sale	3	4	3	4
Total crude oil and NGL production	226	202	210	204

Net natural gas production (millions of cubic feet a day)	192	226	195	228

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	258	240	243	242

Cold Lake blend sales (thousands of barrels a day)	206	212	201	209
NGL sales (thousands of barrels a day)	8	10	8	9
Natural gas sales (millions of cubic feet a day)	159	227	177	237

Average realizations (Canadian dollars)
Conventional crude oil realizations (a barrel)	76.47	89.06	77.19	85.22
NGL realizations (a barrel)	37.24	60.15	42.06	59.08
Natural gas realizations (a thousand cubic feet)	2.95	3.25	2.33	3.59
Synthetic oil realizations (a barrel)	90.90	104.82	92.48	101.43
Bitumen realizations (a barrel)	55.90	72.83	59.76	63.95

Refinery throughput (thousands of barrels a day)	468	433	435	430
Refinery capacity utilization (percent)	92	85	86	85

Petroleum product sales (thousands of barrels a day)
Gasolines (Mogas)	223	224	221	220
Heating, diesel and jet fuels (Distillates)	160	156	151	157
Heavy fuel oils (HFO)	31	37	30	29
Lube oils and other products (Other)	47	36	43	41
Net petroleum products sales	461	453	445	447
Petrochemical sales (thousands of tonnes)	264	238	1,044	1,016

(a) Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment V

IMPERIAL OIL LIMITED

FOURTH QUARTER 2012

		Net income
	Net income (U.S. GAAP)	per common share
	(millions of Canadian dollars)	(dollars)

2008
First Quarter	681	0.76
Second Quarter	1,148	1.29
Third Quarter	1,389	1.57
Fourth Quarter	660	0.77
Year	3,878	4.39

2009
First Quarter	289	0.34
Second Quarter	209	0.25
Third Quarter	547	0.64
Fourth Quarter	534	0.63
Year	1,579	1.86

2010
First Quarter	476	0.56
Second Quarter	517	0.61
Third Quarter	418	0.49
Fourth Quarter	799	0.95
Year	2,210	2.61

2011
First Quarter	781	0.92
Second Quarter	726	0.86
Third Quarter	859	1.01
Fourth Quarter	1,005	1.19
Year	3,371	3.98

2012
First Quarter	1,015	1.20
Second Quarter	635	0.75
Third Quarter	1,040	1.22
Fourth Quarter	1,076	1.27
Year	3,766	4.44